Exhibit 99.1

[ev3 Inc. Letterhead]

August 17, 2006

The Nasdaq Stock Market

9600 Blackwell Road

Rockville, MD 20850

Attention:	Pamela D. Morris
Listing Qualifications

Dear Ms. Morris:

On August 16, 2006, Douglas W. Kohrs resigned as a member of the audit committee of the board of directors of ev3 Inc. (Nasdaq: EVVV).  Mr. Kohrs resigned since he is no longer considered an “independent director” under Rule 4200(a)(15) of the Nasdaq Stock Market.  Mr. Kohrs is no longer considered independent as a result of his new position as President and Chief Executive Officer of a company that is controlled by entities affiliated with Warburg, Pincus Equity Partners, L.P., which entities also own a majority controlling interest of ev3.  Mr. Kohrs will remain a member of ev3’s board of directors and a member of the compensation committee of our board of directors.

Mr. Kohrs’ resignation as a member of the audit committee of ev3’s board of directors reduces the number of members of ev3’s audit committee to two and thus causes ev3 to become non-compliant with Rule 4350(d)(2)(A) of the Nasdaq Stock Market, which requires that every Nasdaq-listed company have an audit committee of at least three members, all of whom must be independent under Rule 4200 and applicable Securities and Exchange Commission rules.  In accordance with Rule 4350(d)(4)(B), ev3 intends to fill this vacancy by electing a third member to its audit committee as soon as reasonably practicable, but in any event by the earlier of the next annual meeting of stockholders of ev3 or one year from the date the vacancy was created.

If you have any questions about this matter, please give me a call at (763) 398-7080.

Very truly yours,

/s/ L. Cecily Hines

L. Cecily Hines

Vice President, Secretary and Chief Legal Officer